SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934


                                 Railtex Inc.
                            -----------------------
                            (Name of Issuer)


                                 Common Stock
                            -----------------------
                         (Title of Class of Securities)

                                  750766-10-7
                          ----------------------------
                                 (CUSIP Number)

   Check the following box if a fee  is being paid with this statement [X].  (A
   fee  is not  required  only if  the filing  person:   (1)  has  a previous
   statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                       (Continued on following pages(s))

   CUSIP NO.   750766-10-7

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   1)   Name of Reporting Persons     First Century Partnership III
        S.S. or I.R.S Identification       13-3241647
        No. of Above Person


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   2)   Check the Appropriate Box               (a)
        if a Member of a Group                  --------------------
       (See Instructions)                       (b)
                                                --------------------

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   3)   SEC Use Only


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   4)   Citizenship or Place of Organization

             New York limited partnership


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   Number of Shares         (5)  Sole Voting Power             0
   Beneficially Owned       (6)  Shared Voting Power      367,646
   by Each Reporting        (7)  Sole Dispositive Power        0
   Person with              (8)  Shared Dispositive Power 367,646


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   9)   Aggregate Amount Beneficially
        Owned by Each Reporting Person                    367,646


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   10)  Check if the Aggregate Amount
        in Row 9 Excludes Certain
        Shares (See Instructions)


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   11)  Percent of Class Represented
        by Amount in Row 9                                     5.1%


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   12)  Type of Reporting Person                PN
        (See Instructions)


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





   CUSIP NO.   750766-10-7

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   1)   Name of Reporting Persons          First Century Management
        S.S. or I.R.S Identification       Company
        No. of Above Person                13-3242077


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   2)   Check the Appropriate Box               (a)
        if a Member of a Group                  --------------------
      (See Instructions)                        (b)
                                                --------------------

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   3)   SEC Use Only


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   4)   Citizenship or Place of Organization

             New York partnership


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   Number of Shares         (5)  Sole Voting Power             0
   Beneficially Owned       (6)  Shared Voting Power      367,646
   by Each Reporting        (7)  Sole Dispositive Power        0
   Person with              (8)  Shared Dispositive Power 367,646


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   9)   Aggregate Amount Beneficially
        Owned by Each Reporting Person                    367,646


   -----------------------------------------------------------------

   10)  Check if the Aggregate Amount
        in Row 9 Excludes Certain
        Shares (See Instructions)


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   11)  Percent of Class Represented
        by Amount in Row 9                                     5.1%


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   12)  Type of Reporting Person                PN
        (See Instructions)


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





   CUSIP NO.   750766-10-7

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   1)   Name of Reporting Persons          Smith Barney Venture Corp.
        S.S. or I.R.S Identification       13-3064202
        No. of Above Person


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   2)   Check the Appropriate Box               (a)
        if a Member of a Group                  --------------------
      (See Instructions)                        (b)
                                                --------------------

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   3)   SEC Use Only


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   4)   Citizenship or Place of Organization

             Delaware


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   Number of Shares         (5)  Sole Voting Power             0
   Beneficially Owned       (6)  Shared Voting Power      367,646
   by Each Reporting        (7)  Sole Dispositive Power        0
   Person with              (8)  Shared Dispositive Power 367,646


   -----------------------------------------------------------------

   9)   Aggregate Amount Beneficially
        Owned by Each Reporting Person                    367,646


   -----------------------------------------------------------------

   10)  Check if the Aggregate Amount
        in Row 9 Excludes Certain
        Shares (See Instructions)


   -----------------------------------------------------------------

   11)  Percent of Class Represented
        by Amount in Row 9                                     5.1%


   -----------------------------------------------------------------

   12)  Type of Reporting Person                CO
        (See Instructions)


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





   CUSIP NO.   750766-10-7

   -----------------------------------------------------------------

   1)   Name of Reporting Persons          Smith Barney Inc.
        S.S. or I.R.S Identification       13-2912973
        No. of Above Person


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   2)   Check the Appropriate Box               (a)
        if a Member of a Group                  --------------------
       (See Instructions)                       (b)
                                                --------------------

   -----------------------------------------------------------------

   3)   SEC Use Only


   -----------------------------------------------------------------

   4)   Citizenship or Place of Organization

             Delaware


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   Number of Shares         (5)  Sole Voting Power             0
   Beneficially Owned       (6)  Shared Voting Power      367,646
   by Each Reporting        (7)  Sole Dispositive Power        0
   Person with              (8)  Shared Dispositive Power 367,646


   -----------------------------------------------------------------

   9)   Aggregate Amount Beneficially
        Owned by Each Reporting Person                    367,646


   -----------------------------------------------------------------

   10)  Check if the Aggregate Amount
        in Row 9 Excludes Certain
        Shares (See Instructions)


   -----------------------------------------------------------------

   11)  Percent of Class Represented
        by Amount in Row 9                                     5.1%


   -----------------------------------------------------------------

   12)  Type of Reporting Person                CO, HC
        (See Instructions)


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





   CUSIP NO.   750766-10-7

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   1)   Name of Reporting Persons     Smith Barney
        S.S. or I.R.S Identification  Shearson Holdings, Inc.
        No. of Above Person           06-1274088


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   2)   Check the Appropriate Box               (a)
        if a Member of a Group                  --------------------
       (See Instructions)                       (b)
                                                --------------------

   -----------------------------------------------------------------

   3)   SEC Use Only


   -----------------------------------------------------------------

   4)   Citizenship or Place of Organization

             Delaware


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   Number of Shares         (5)  Sole Voting Power              0
   Beneficially Owned       (6)  Shared Voting Power      373,346
   by Each Reporting        (7)  Sole Dispositive Power         0
   Person with              (8)  Shared Dispositive Power 373,346


   -----------------------------------------------------------------

   9)   Aggregate Amount Beneficially
        Owned by Each Reporting Person                    373,346


   -----------------------------------------------------------------

   10)  Check if the Aggregate Amount
        in Row 9 Excludes Certain
        Shares (See Instructions)


   -----------------------------------------------------------------

   11)  Percent of Class Represented
        by Amount in Row 9                                     5.2%


   -----------------------------------------------------------------

   12)  Type of Reporting Person                               CO
        (See Instructions)


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





   CUSIP NO.   750766-10-7

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   1)   Name of Reporting Persons     The Travelers Inc.
        S.S. or I.R.S Identification  (formerly Primerica Corporation)
        No. of Above Person           52-1568099


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   2)   Check the Appropriate Box               (a)
        if a Member of a Group                  --------------------
       (See Instructions)                       (b)
                                                --------------------

   -----------------------------------------------------------------

   3)   SEC Use Only


   -----------------------------------------------------------------

   4)   Citizenship or Place of Organization

             Delaware


   -----------------------------------------------------------------

   Number of Shares         (5)  Sole Voting Power              0
   Beneficially Owned       (6)  Shared Voting Power      392,046
   by Each Reporting        (7)  Sole Dispositive Power         0
   Person with              (8)  Shared Dispositive Power 392,046


   -----------------------------------------------------------------

   9)   Aggregate Amount Beneficially
        Owned by Each Reporting Person                    392,046


   -----------------------------------------------------------------

   10)  Check if the Aggregate Amount
        in Row 9 Excludes Certain
        Shares (See Instructions)


   -----------------------------------------------------------------

   11)  Percent of Class Represented
        by Amount in Row 9                                     5.5%


   -----------------------------------------------------------------

   12)  Type of Reporting Person                               HC
        (See Instructions)


   -----------------------------------------------------------------

   Item 1(a)  Name of Issuer:

        Railtex Inc.




   Item 1(b)  Address of Issuer's Principal Executive Offices:

        4040 Broadway, Suite 200
        San Antonio, Texas 78209




   Item 2(a)  Names of Persons Filing:

        First Century Partnership III ("FCP III")

        First Century Management Company ("FCMC")

        Smith Barney Venture Corp. ("SBVC")

        Smith Barney Inc. ("SBI")

        Smith Barney Shearson Holdings, Inc. ("SB Holdings")

        The Travelers Inc. (formerly Primerica Corporation) ("TRV")




   Item 2(b)  Address of Principal Business Office or, if none, Residence:

        The address of the principal business office of each of FCP III and FCMC is:

             1270 Avenue of the Americas
             Suite 2720
             New York, NY 10020

        The address of the principal business office of each of SBVC and SBI is:

            1345 Avenue of the Americas
            New York, NY  10105

        The address of the principal business office of each of SB Holdings and TRV is:

             65 East 55th Street
             New York, NY  10022




   Item 2(c)  Citizenship:

        FCP III is a limited partnership organized under the laws of the State of New York. FCMC is a general partnership organized under the laws of the State of New York. SBVC, SBI, SB Holdings and TRV are Delaware corporations.




   Item 2(d)  Title of Class of Securities:

        Common Stock



   Item 2(e)  CUSIP Number:

        750766-10-7



   Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:


        Of the shares reflected in this Schedule, 367,646 were acquired under circumstances falling within Rule 13d-1(c). The remaining shares (representing less than one percent) are held by subsidiaries of TRV qualifying individually for use of Schedule 13G.



   Item 4.  Ownership (as of December 31, 1993)

        (a)  Amount Beneficially Owned:  See Item 9 of cover pages


        (b)  Percent of Class:  See Item 11 of cover pages


        (c)  Number of shares as to which such person has:

             (i)  sole power to vote or to direct the vote

             (ii)  shared power to vote or to direct the vote

             (iii)  sole power to dispose or to direct the disposition of

             (iv)  shared power to dispose or to direct the disposition of

             See Items 5-8 of cover pages


   Item 5.  Ownership of Five Percent or Less of a Class


        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following
   [      ].




   Item 6.  Ownership of More than Five Percent on Behalf of Another Person

        Not applicable.




   Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

        FCMC is the sole general partner of FCP III, SBVC is the managing general partner of FCMC, SBI is the sole stockholder of SBVC, SB Holdings is the sole stockholder of SBI, and TRV is the sole stockholder of SB Holdings.

   Item 8.  Identification and Classification of Members of the Group

        Not applicable.




   Item 9.  Notice of Dissolution of Group

        Not applicable.




   Item 10.  Certification

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

   February 11, 1994
   -----------------
   Date


   FIRST CENTURY PARTNERSHIP III

   By: FIRST CENTURY MANAGEMENT COMPANY
         (managing general partner)

       By:  SMITH BARNEY VENTURE CORP.
              (managing partner)



            By: /s/ Howard M. Darmstadter
               ------------------------------
                Signature

   Howard M. Darmstadter/Secretary
   -------------------------------
   Name/Title

   FIRST CENTURY MANAGEMENT COMPANY

   By:  SMITH BARNEY VENTURE CORP.
          (managing partner)



        By: /s/ Howard M. Darmstadter
           ------------------------------
            Signature

   Howard M. Darmstadter/Secretary
   -------------------------------
   Name/Title




   SMITH BARNEY VENTURE CORP.



   By: /s/ Howard M. Darmstadter
      ------------------------------
       Signature

   Howard M. Darmstadter/Secretary
   -------------------------------
   Name/Title




   SMITH BARNEY INC.



   By: /s/ Howard M. Darmstadter
      ------------------------------
   Signature

   Howard M. Darmstadter/Assistant Secretary
   -----------------------------------------
   Name/Title




   SMITH BARNEY SHEARSON HOLDINGS, INC.



   By: /s/ Howard M. Darmstadter
      ------------------------------
   Signature

   Howard M. Darmstadter/Assistant Secretary
   -----------------------------------------
   Name/Title

   THE TRAVELERS INC.



   By: /s/ Mary Barnes Jenkins
      ----------------------------
   Signature

   Mary Barnes Jenkins/Assistant Secretary
   ---------------------------------------
   Name/Title

                         EXHIBIT INDEX TO SCHEDULE 13G
                         -----------------------------



        Agreement by the parties as to joint filing of Schedule 13G